OmniReliant Holdings, Inc. Acquires a Leading Web Based Cell Phone Provider

CLEARWATER, Fla.—(BUSINESS WIRE)—OmniReliant Holdings, Inc. (OTCBB:ORHI - News) (the “Company” or “OmniReliant”) has announced today its acquisition of 50% of the issued and outstanding shares of Strathmore Investments, Inc., a Delaware company. Strathmore, doing business as cellular-blowout.com (“Cellular Blowout”), is a leading provider of wireless equipment located in Agoura Hills, California and is headed by David J. Bleeden who co-founded Naked Juice. OmniReliant will add Cellular Blowout to a growing portfolio of consumer product and shopping brands that include the Dual Saw (www.dualsaw.com) and Kathy Hilton’s beauty products (www.kathyhiltonfragrance.com).

Paul W. Morrison, CEO of OmniReliant stated, “I believe OmniReliant can use its resources in internet video production, infomercials, and marketing technologies to help increase Cellular Blowout’s web traffic and revenue. The cell phone industry continues to grow and Cellular Blowout is positioned to capitalize on it.”

Mr. Bleeden stated, “I am excited to be teaming up with Mr. Morrison and OmniReliant to combine our experience and resources to make Cellular Blowout a national brand. Mr. Morrison has a unique background and has built a great organization for brand-building.”

OmniReliant is a holding company that has a portfolio of companies that utilizes direct response television, live shopping and the internet to build brands. The Company, through its subsidiaries, engages in the creation, design, distribution, and sale of affordable products to U.S. and international consumers. The Company plans to market its products through direct response infomercials, live shopping networks, e-commerce, direct mail, and traditional retail channels. The corporate offices of OmniReliant are located 14375 Myerlake Circle Clearwater, Florida 33760. OmniReliant questions may be addressed to Paul W. Morrison, CEO, at 727-230-1031. For further information visit http://www.omnireliant.com.

Strathmore Investments, Inc., doing business as cellular-blowout.com, is a web-based provider of unlocked cell phones and cell phone accessories. Through its www.cellular-blowout.com address, Cellular Blowout sells the most popular cell phones and smartphone PDA’s. Cellular Blowout’s corporate offices are located at 29399 Agoura Hills, California. For further information visit http://www.cellular-blowout.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding OmniReliant’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements

For more information about Cellular Blowout contact Catlyn Cleaver at cbresponse@yahoo.com.

Contact:

OmniReliant Holdings, Inc., Clearwater
Paul Morrison, CEO, 727-230-1031